UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 5, 2016 (September 29, 2016)

Air Products and Chemicals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-4534	23-1274455
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7201 Hamilton Boulevard, Allentown, Pennsylvania	18195-1501
(Address of Principal Executive Offices)	(Zip Code)

(610) 481-4911

Registrant’s telephone number, including area code

not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry Into a Material Definitive Agreement

Agreements with Versum Materials, Inc.

Effective as of 12:01 a.m., Eastern Time, on October 1, 2016, Air Products and Chemicals, Inc. (the “Company”), completed the previously announced separation of its Electronics Materials business into a separate and independent public company by way of a distribution to the Company’s stockholders all of the issued and outstanding shares of common stock of the Versum Materials, Inc. (“Versum”) on the basis of one share of common stock of Versum for every two shares of the Company’s common stock issued and outstanding in a distribution intended to be tax-free to the Company’s stockholders (the “Distribution”). As a result of the Distribution, the Company is now an independent public company and its common stock is listed under the symbol “VSM” on the New York Stock Exchange. In connection with the Separation, the Company entered into certain agreements with Versum.

Separation Agreement

The Company and Versum entered into a Separation Agreement, dated September 29, 2016 that sets forth, among other things, the agreements between the Company and Versum regarding the principal transactions necessary to effect the Separation. It also sets forth other agreements that govern certain aspects of the Company’s ongoing relationship with Versum after the completion of the Separation. The description of the Separation Agreement set forth under this Item 1.01 is qualified in its entirety by reference to the complete terms and conditions of the Separation Agreement attached hereto as Exhibit 2.1.

Tax Matters Agreement

The Company and Versum entered into a Tax Matters Agreement, dated September 29, 2016 with effect from July 1, 2015, that governs the parties’ respective rights, responsibilities and obligations with respect to taxes (including taxes arising in the ordinary course of business and taxes, if any, incurred as a result of any failure of the contribution, the Distribution or certain related transactions to qualify as tax-free for U.S. federal income tax purposes), tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings and other matters regarding taxes for any tax period ending on or before the Distribution, as well as tax periods beginning after the Distribution.

In addition, the Tax Matters Agreement will impose certain restrictions on Versum and its subsidiaries (including restrictions on share issuances, business combinations, sales of assets and similar transactions) that will be designed to preserve the tax-free status of the contribution, the distribution and certain related transactions. The Tax Matters Agreement will provide special rules that allocate tax liabilities in the event the contribution, the distribution, or certain related transactions fail to qualify as tax-free for U.S. federal income tax purposes. In general, Versum is liable for taxes incurred by the Company that may arise if Versum takes, or fails to take, as the case may be, certain actions that may result in the contribution, the distribution or certain related transactions failing to qualify as tax-free for U.S. federal income tax purposes.

The description of the Tax Matters Agreement set forth under this Item 1.01 is qualified in its entirety by reference to the complete terms and conditions of the Tax Matters Agreement attached hereto as Exhibit 2.2.

Item 2.01     Completion of Acquisition or Disposition of Assets.

On October 1, 2016, the Company effected the Distribution and completed the Separation of Versum from the Company. Versum is now an independent public company and will commence trading “regular way” under the symbol “VSM” on the New York Stock Exchange on October 3, 2016. Prior to the commencement of trading on October 3, 2016, the shareholders of record of the Company as of the close of business on September 21, 2016 (the “Record Date”) received one share of Versum common stock for every two shares of the Company’s common stock held as of the Record Date. The Company did not issue fractional shares of Versum’s common stock in the Distribution. The Company’s stockholders received cash in lieu of fractional shares.

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the completion of the Separation, Guillermo Novo (Executive Vice President) resigned from his position at the Company, effective as of immediately prior to the Separation.

Item 8.01   Other Events.

On October 3, 2016, the Company issued a press release announcing the completion of the Separation. A copy of the Company’s press release is attached hereto as Exhibit 99.1.

Item 9.01   Financial Statements and Exhibits.

(b)	Pro Forma Financial Information.

Unaudited pro forma consolidated financial information of the Company giving effect to the Separation required by Article 11 of Regulation S-X is attached hereto as Exhibit 99.2.

(d)	Exhibits

2.1	Separation Agreement by and between Air Products and Chemicals, Inc. and Versum Materials, Inc., dated September 29, 2016

2.2	Tax Matters Agreement by and between Air Products and Chemicals, Inc. and Versum Materials, Inc., dated September 29, 2016

99.1	Press Release dated October 3, 2016.

99.2	Unaudited pro forma consolidated financial information

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Air Products and Chemicals, Inc.
(Registrant)

Dated: October 5, 2016	By:	/s/ M. Scott Crocco
M. Scott Crocco
Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

2.1	Separation Agreement by and between Air Products and Chemicals, Inc. and Versum Materials, Inc., dated September 29, 2016

2.2	Tax Matters Agreement by and between Air Products and Chemicals, Inc. and Versum Materials, Inc., dated September 29, 2016

99.1	Press Release dated October 3, 2016.

99.2	Unaudited pro forma consolidated financial information

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